Exhibit 99.1

Wynn Resorts, Limited Reports Fourth Quarter and Year End 2012 Results

LAS VEGAS, January 31, 2013 (BUSINESS WIRE) — Wynn Resorts, Limited (Nasdaq: WYNN) today reported financial results for the fourth quarter and year ended December 31, 2012.

Net revenues for the year ended December 31, 2012 declined 2.2% to $5,154.3 million, compared to $5,269.8 million in 2011. The revenue decrease was driven by a 3.2% decline in revenues from our Macau Operations, which was partially offset by a 0.4% increase in revenues from our Las Vegas Operations. Adjusted property EBITDA (1) in 2012 decreased 3.6% to $1,575.8 million, compared to $1,635.3 million for the year ended December 31, 2011. The EBITDA decline was driven by 2.4% lower EBITDA from our Macau Operations coupled with a 7.0% decline in EBITDA from our Las Vegas Operations.

Net revenues for the fourth quarter of 2012 were $1,289.1 million, compared to $1,343.9 million in the fourth quarter of 2011. The revenue decline was driven by 9.7% lower revenues from our Macau Operations, which were partially offset by a 12.1% increase in revenues from our Las Vegas Operations. Adjusted property EBITDA was $398.5 million for the fourth quarter of 2012, down 0.9% compared to $402.2 million in the fourth quarter of 2011.

On a US GAAP (Generally Accepted Accounting Principles) basis, net income attributable to Wynn Resorts for the year ended December 31, 2012 was $502.0 million, or $4.82 per diluted share, compared to net income attributable to Wynn Resorts of $613.4 million, or $4.88 per diluted share in 2011. Adjusted net income attributable to Wynn Resorts in 2012 was $558.4 million, or $5.36 per diluted share (adjusted EPS) (2) compared to an adjusted net income attributable to Wynn Resorts of $701.1 million, or $5.58 per diluted share in 2011.

On a US GAAP basis, net income attributable to Wynn Resorts for the fourth quarter of 2012 was $111.4 million, or $1.10 per diluted share, compared to a net income attributable to Wynn Resorts of $190.5 million, or $1.52 per diluted share in the fourth quarter of 2011. Net income was negatively impacted by a $47.9 million increase in tax expenses due to the timing of the payment of dividends from Macau, stock option exercises and capital expenditures. Adjusted net income attributable to Wynn Resorts in the fourth quarter of 2012 was $118.2 million, or $1.17 per diluted share (adjusted EPS) compared to an adjusted net income attributable to Wynn Resorts of $194.4 million, or $1.55 per diluted share in the fourth quarter of 2011.

Wynn Resorts also announced today that it has approved a cash dividend for the quarter of $1.00 per common share. This dividend will be payable on February 28, 2013, to stockholders of record on February 14, 2013.

Macau Operations

In the fourth quarter of 2012, net revenues were $898.7 million, a 9.7% decrease from the $995.5 million generated in the fourth quarter of 2011. Adjusted property EBITDA in the fourth quarter of 2012 was $283.2 million, down 9.5% from $313.1 million in the fourth quarter of 2011.

Table games results in Macau are segregated into two distinct reporting categories, the VIP segment and the mass market segment.

Table games turnover in the VIP segment was $27.7 billion for the fourth quarter of 2012, a 6.6% decrease from $29.7 billion in the fourth quarter of 2011. VIP table games win as a percentage of turnover (calculated before discounts and commissions) for the quarter was 2.96%, within our expected range of 2.7% to 3.0% and lower than the 3.18% experienced in the fourth quarter of 2011.

Table games drop in the mass market category was $699.3 million during the period, a 1.0% increase from $692.3 million in the fourth quarter of 2011. Mass market table games win percentage (calculated before discounts) of 31.1% was higher than the 30.4% generated in the 2011 quarter.

Slot machine handle decreased 16.4% to $1.1 billion as compared to the prior year quarter. Win per unit per day was 15.3% lower at $635, compared to $749 in the fourth quarter of 2011.

We achieved an Average Daily Rate (ADR) of $314 for the fourth quarter of 2012, 2.6% below the $322 reported in the 2011 quarter while the property’s occupancy was 96.5%, compared to 94.2% during the prior year period, and revenue per available room (REVPAR) was $303 in the 2012 quarter versus $304 in the fourth quarter of 2011. Gross non-casino revenues decreased 1.6% during the quarter to $104.4 million.

We currently have 504 tables (289 VIP tables, 205 mass market tables and 10 poker tables) and 840 slot machines.

Cotai

The Company is constructing a full scale integrated resort containing a casino, hotel, convention, retail, entertainment and food and beverage offerings on the Cotai land and currently estimates the project budget to be in the range of $3.5 billion to $4.0 billion. The Company expects to enter into a guaranteed maximum price contract for the project construction costs in the first half of 2013.

During the fourth quarter of 2012, we spent approximately $57.1 million on our Cotai project.

Las Vegas Operations

For the fourth quarter ended December 31, 2012, net revenues were $390.4 million, a 12.1% increase from the fourth quarter of 2011. Adjusted property EBITDA of $115.3 million was up 29.4% versus the $89.1 million generated in the comparable period in 2011. EBITDA margin on net revenues was 29.5% in the fourth quarter of 2012 compared to 25.6% in the fourth quarter of 2011.

Net casino revenues in the fourth quarter of 2012 were $180.5 million, up 23.8% from the fourth quarter of 2011. Table games drop of $679.4 million was up 14.3% compared to $594.5 million in the 2011 quarter and table games win percentage of 26.8% was higher than the property’s expected range of 21% to 24% and above the 23.3% reported in the 2011 quarter. Slot machine handle of $758.4 million was 14.9% above the $660.1 million in the comparable period of 2011 and net slot win was up 11.1% to $47.6 million.

Gross non-casino revenues for the quarter were $258.0 million, 4.6% higher than in the fourth quarter of 2011 due to increases in hotel, food and beverage and entertainment revenues, which were partially offset by slightly lower retail revenues.

Room revenues were up 2.9% to $87.8 million during the quarter, versus $85.3 million in the fourth quarter of 2011. Average Daily Rate (ADR) was up 1.6% to $254 while occupancy of 79.2% was flat with the 79.1% experienced in the fourth quarter of 2011. Revenue per available room (REVPAR) was $201 in the 2012 quarter, 1.8% above the $197 reported in the prior year quarter.

Food and beverage revenues increased 7.6% to $111.1 million and retail revenues were $22.1 million in the quarter, only down 0.9% despite the reduction in retail square footage resulting from the reconfiguration of the Encore retail area. Entertainment revenues were up 1.6% to $21.0 million from the fourth quarter of 2011 due to strong revenues from Le Rêve.

Balance Sheet and other

Our total cash and investments at December 31, 2012 were $2.0 billion. Total debt outstanding at the end of the year was $5.8 billion, including $3.1 billion of Wynn Las Vegas debt, $749 million of Wynn Macau debt and $1.9 billion at the parent company.

Conference Call Information

The Company will hold a conference call to discuss its results on Thursday, January 31, 2013 at 1:30 p.m. PT (4:30 p.m. ET). Interested parties are invited to join the call by accessing a live audio webcast at http://www.wynnresorts.com (Investor Relations).

Forward-looking Statements

This release contains forward-looking statements regarding operating trends and future results of operations. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by us. The risks and uncertainties include, but are not limited to, adverse tourism trends, volatility and weakness in world-wide credit and financial markets, general global macroeconomic conditions, results of probity investigations, regulatory or enforcement actions, pending or future legal proceedings, our substantial indebtedness and leverage, our dependence on existing management, uncertainties over the development and success of new gaming projects, and changes in gaming laws or regulations. Additional information concerning potential factors that could affect the Company’s financial results is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and the Company’s other periodic reports filed with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update its forward-looking statements as a result of new information, future events or otherwise.

Non-GAAP financial measures

(1) “Adjusted property EBITDA” is earnings before interest, taxes, depreciation, amortization, pre-opening costs, property charges and other, corporate expenses, intercompany golf course and water rights leases, stock-based compensation, and other non-operating income and expenses, and includes equity in income from unconsolidated affiliates. Adjusted property EBITDA is presented exclusively as a supplemental disclosure because management believes that it is widely used to measure the performance, and as a basis for valuation, of gaming companies. Management uses adjusted property EBITDA as a measure of the operating performance of its segments and to compare the operating performance of its properties with those of its competitors. The Company also presents adjusted property EBITDA because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements. Gaming companies have historically reported EBITDA as a supplement to financial measures in accordance with U.S. generally accepted accounting principles (“GAAP”). In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including Wynn Resorts, Limited, have historically excluded from their EBITDA calculations pre-opening expenses, property charges, corporate expenses and stock-based compensation, that do not relate to the management of specific casino properties. However, adjusted property EBITDA should not be considered as an alternative to operating income as an indicator of the Company’s performance, as an alternative to cash flows from operating activities as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP. Unlike net income, adjusted property EBITDA does not include depreciation or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital. The Company has significant uses of cash flows, including capital expenditures, interest payments, debt principal repayments, taxes and other non-recurring charges, which are not reflected in adjusted property EBITDA. Also, Wynn Resorts’ calculation of adjusted property EBITDA may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

(2) Adjusted net income attributable to Wynn Resorts is net income before pre-opening costs, property charges and other, and other non-cash non-operating income and expenses. Adjusted net income attributable to Wynn Resorts and adjusted net income per share attributable to Wynn Resorts (“adjusted EPS”) are presented as supplemental disclosures because management believes that these financial measures are widely used to measure the performance, and as a principal basis for valuation, of gaming companies. These measures are used by management and/or evaluated by some investors, in addition to income and EPS computed in accordance with GAAP, as an additional basis for assessing period-to-period results of our business. Adjusted net income attributable to Wynn Resorts and adjusted net income attributable to Wynn Resorts per share may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

The Company has included schedules in the tables that accompany this release that reconcile (i) net income attributable to Wynn Resorts to adjusted net income attributable to Wynn Resorts, and (ii) operating income to adjusted property EBITDA and adjusted property EBITDA to net income attributable to Wynn Resorts.

WYNN RESORTS, LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(amounts in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011

Operating revenues:
Casino	$1,019,249	$1,081,954	$4,034,759	$4,190,507
Rooms	117,965	116,582	479,983	472,074
Food and beverage	135,592	128,193	588,437	547,735
Entertainment, retail and other	108,811	107,886	417,209	414,786

Gross revenues	1,381,617	1,434,615	5,520,388	5,625,102
Less: promotional allowances	(92,533)	(90,752)	(366,104)	(355,310)

Net revenues	1,289,084	1,343,863	5,154,284	5,269,792

Operating costs and expenses:
Casino	652,615	698,033	2,626,822	2,686,372
Rooms	31,334	31,692	126,527	125,286
Food and beverage	72,824	69,737	308,394	283,940
Entertainment, retail and other	45,185	51,844	189,832	214,435
General and administrative	120,187	101,545	441,699	389,053
Provision for doubtful accounts	12,023	15,509	18,091	33,778
Pre-opening costs	466	—	466	—
Depreciation and amortization	93,057	94,118	373,199	398,039
Property charges and other	3,431	6,579	39,978	130,649

Total operating costs and expenses	1,031,122	1,069,057	4,125,008	4,261,552

Operating income	257,962	274,806	1,029,276	1,008,240

Other income (expense):
Interest income	4,736	3,015	12,543	7,654
Interest expense, net of capitalized interest	(77,742)	(55,962)	(288,759)	(229,918)
Increase (decrease) in swap fair value	(3,939)	2,668	991	14,151
Loss on extinguishment of debt	(660)	—	(25,151)	—
Equity in income from unconsolidated affiliates	175	230	1,086	1,472
Other	2,076	2,352	3,012	3,968

Other income (expense), net	(75,354)	(47,697)	(296,278)	(202,673)

Income before income taxes	182,608	227,109	732,998	805,567

Benefit (provision) for income taxes	(16,782)	31,153	(4,299)	19,546

Net income	165,826	258,262	728,699	825,113

Less: Net income attributable to noncontrolling interests	(54,453)	(67,789)	(226,663)	(211,742)

Net income attributable to Wynn Resorts, Limited	$111,373	$190,473	$502,036	$613,371

Basic and diluted income per common share:
Net income attributable to Wynn Resorts, Limited:
Basic	$1.11	$1.53	4.87	$4.94
Diluted	$1.10	$1.52	4.82	$4.88
Weighted average common shares outstanding:
Basic	100,080	124,247	103,029	124,039
Diluted	101,122	125,606	104,249	125,667

Dividends declared per common share	$8.00	$5.50	$9.50	$6.50

WYNN RESORTS, LIMITED AND SUBSIDIARIES

RECONCILIATION OF NET INCOME ATTRIBUTABLE TO WYNN RESORTS, LIMITED

TO ADJUSTED NET INCOME ATTRIBUTABLE TO WYNN RESORTS, LIMITED

(amounts in thousands)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011

Net income attributable to Wynn Resorts, Limited	$111,373	$190,473	$502,036	$613,371
Pre-opening costs	466	—	466	—
Loss on extinguishment of debt	660	—	25,151	—
(Increase) decrease in swap fair value	3,939	(2,668)	(991)	(14,151)
Property charges and other	3,431	6,579	39,978	130,649
Adjustment for noncontrolling interest	(1,625)	39	(8,263)	(28,735)

Adjusted net income attributable to Wynn Resorts, Limited(2)	$118,244	$194,423	$558,377	$701,134

Adjusted net income attributable to Wynn Resorts, Limited per diluted share	$1.17	$1.55	$5.36	$5.58

WYNN RESORTS, LIMITED AND SUBSIDIARIES

RECONCILIATION OF OPERATING INCOME TO ADJUSTED PROPERTY EBITDA

AND ADJUSTED PROPERTY EBITDA TO NET INCOME ATTRIBUTABLE TO WYNN RESORTS, LIMITED

(amounts in thousands)

(unaudited)

	Three Months Ended December 31, 2012
	Macau Operations	Las Vegas Operations	Corporate and Other	Total

Operating income	$206,374	$37,749	$13,839	$257,962

Pre-opening costs	466	—	—	466
Depreciation and amortization	30,248	61,540	1,269	93,057
Property charges and other	1,458	1,973	—	3,431
Management and royalty fees	36,094	5,856	(41,950)	—
Corporate expense and other	7,513	7,162	22,765	37,440
Stock-based compensation	1,043	1,044	3,857	5,944
Equity in income (loss) from unconsolidated affiliates	—	(45)	220	175

Adjusted Property EBITDA (1)	$283,196	$115,279	$—	$398,475

	Three Months Ended December 31, 2011
	Macau Operations	Las Vegas Operations	Corporate and Other	Total

Operating income	$233,909	$3,951	$36,946	$274,806

Depreciation and amortization	28,377	65,045	696	94,118
Property charges and other	1,192	5,387	—	6,579
Management and royalty fees	39,913	5,225	(45,138)	—
Corporate expense and other	8,191	8,094	4,594	20,879
Stock-based compensation	1,511	1,395	2,657	5,563
Equity in income (loss) from unconsolidated affiliates	—	(15)	245	230

Adjusted Property EBITDA (1)	$313,093	$89,082	$—	$402,175

	Three Months Ended December 31,
	2012	2011

Adjusted Property EBITDA (1)	$398,475	$402,175

Pre-opening costs	(466)	—
Depreciation and amortization	(93,057)	(94,118)
Property charges and other	(3,431)	(6,579)
Corporate expenses and other	(37,440)	(20,879)
Stock-based compensation	(5,944)	(5,563)
Interest income	4,736	3,015
Interest expense, net of capitalized interest	(77,742)	(55,962)
Increase (decrease) in swap fair value	(3,939)	2,668
Loss on extinguishment of debt	(660)	—
Other	2,076	2,352
Benefit (provision) for income taxes	(16,782)	31,153

Net income	165,826	258,262

Less: Net income attributable to noncontrolling interests	(54,453)	(67,789)

Net income attributable to Wynn Resorts, Limited	$111,373	$190,473

WYNN RESORTS, LIMITED AND SUBSIDIARIES

RECONCILIATION OF OPERATING INCOME TO ADJUSTED PROPERTY EBITDA

AND ADJUSTED PROPERTY EBITDA TO NET INCOME ATTRIBUTABLE TO WYNN RESORTS, LIMITED

(amounts in thousands)

(unaudited)

	Year Ended December 31, 2012
	Macau Operations	Las Vegas Operations	Corporate and Other	Total
Operating income	$858,131	$74,027	$97,118	$1,029,276

Pre-opening costs	466	—	—	466
Depreciation and amortization	119,620	250,153	3,426	373,199
Property charges and other	10,382	29,563	33	39,978
Management and royalty fees	147,101	22,318	(169,419)	—
Corporate expense and other	29,177	26,809	56,173	112,159
Stock-based compensation	2,463	5,291	11,894	19,648
Equity in income from unconsolidated affiliates	—	311	775	1,086

Adjusted Property EBITDA (1)	$1,167,340	$408,472	$—	$1,575,812

	Year Ended December 31, 2011
	Macau Operations	Las Vegas Operations	Corporate and Other	Total

Operating income	$765,142	$101,319	$141,779	$1,008,240

Depreciation and amortization	131,706	263,639	2,694	398,039
Property charges and other	114,020	16,623	6	130,649
Management and royalty fees	152,463	22,229	(174,692)	—
Corporate expense and other	27,119	27,493	18,375	72,987
Stock-based compensation	5,782	7,437	10,662	23,881
Equity in income from unconsolidated affiliates	—	296	1,176	1,472

Adjusted Property EBITDA (1)	$1,196,232	$439,036	$—	$1,635,268

	Year Ended December 31,
	2012	2011

Adjusted Property EBITDA (1)	$1,575,812	$1,635,268

Pre-opening costs	(466)	—
Depreciation and amortization	(373,199)	(398,039)
Property charges and other	(39,978)	(130,649)
Corporate expense and other	(112,159)	(72,987)
Stock-based compensation	(19,648)	(23,881)
Interest income	12,543	7,654
Interest expense, net of capitalized interest	(288,759)	(229,918)
Increase in swap fair value	991	14,151
Loss on extinguishment of debt	(25,151)	—
Other	3,012	3,968
Benefit (provision) for income taxes	(4,299)	19,546

Net income	728,699	825,113

Less: Net income attributable to noncontrolling interests	(226,663)	(211,742)

Net income attributable to Wynn Resorts, Limited	502,036	$613,371

WYNN RESORTS, LIMITED AND SUBSIDIARIES

SUPPLEMENTAL DATA SCHEDULE

	Three Months Ended		Year Ended
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Room Statistics for Macau Operations:
Occupancy %	96.5%	94.2%	93.0%	91.8%
Average Daily Rate (ADR)[1]	$314	$322	$315	$315
Revenue per available room (REVPAR)[2]	$303	$304	$293	$289

Other information for Macau Operations:
Table games win per unit per day[3]	$23,210	$25,769	$23,654	$25,030
Slot machine win per unit per day[4]	$635	$749	$718	$760
Average number of table games	486	487	489	481
Average number of slot machines	955	938	941	999

Room Statistics for Las Vegas Operations:
Occupancy %	79.2%	79.1%	82.9%	86.1%
Average Daily Rate (ADR)[1]	$254	$250	$252	$242
Revenue per available room (REVPAR)[2]	$201	$197	$209	$208

Other information for Las Vegas Operations:
Table games win per unit per day[3]	$8,896	$6,963	$7,031	$7,188
Table Win %	26.8%	23.3%	21.9%	24.9%
Slot machine win per unit per day[4]	$225	$191	$206	$184
Average number of table games	222	216	220	225
Average number of slot machines	2,296	2,441	2,358	2,536

(1)	ADR is Average Daily Rate and is calculated by dividing total room revenue including the retail value of promotional allowances (less service charges, if any) by total rooms occupied, including complimentary rooms.
(2)	REVPAR is Revenue per Available Room and is calculated by dividing total room revenue including the retail value of promotional allowances (less service charges, if any) by total rooms available.
(3)	Table games win per unit per day is shown before discounts and commissions.
(4)	Slot machine win per unit per day is calculated as gross slot win minus progressive accruals and free play.

SOURCE:

Wynn Resorts, Limited

CONTACT:

Samanta Stewart, 702-770-7555

investorrelations@wynnresorts.com